Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Class A ordinary shares, par value of $0.001 per share, of iClick Interactive Asia Group Limited, a Cayman Islands exempted company, and that this Agreement may be included as an exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of February 5, 2020.

Bertelsmann SE & Co. KGaA	By:	/s/ ppa. Dr. Martin Dannhoff / ppa. Julia Neudecker
	Name:	ppa. Dr. Martin Dannhoff / ppa. Julia Neudecker
	Title:	Authorized Signatories

Bertelsmann China Holding GmbH	By:	/s/ Dr. Michael Kronenburg / Bettina Wulf
	Name:	Dr. Michael Kronenburg / Bettina Wulf
	Title:	Authorized Signatories

BAI GmbH	By:	/s/ ppa. Thomas Werth / ppa. Dr. Hendrik Horn
	Name:	ppa. Thomas Werth / ppa. Dr. Hendrik Horn
	Title:	Authorized Signatories

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